Exhibit 99.1

Tidewater Declares Quarterly Dividend on Common Stock and Authorizes New

Common Stock Repurchase Program

NEW ORLEANS, May 16, 2014-- Tidewater Inc. (NYSE:TDW) announced that its Board of Directors declared on May 15, 2014, a quarterly cash dividend of $0.25 per share of common stock payable June 16, 2014, to shareholders of record on June 6, 2014.

Tidewater also announced today that its Board of Directors has authorized a new program for the Company to spend up to $200 million, effective July 1, 2014 and through June 30, 2015, to repurchase shares of its common stock in open-market or privately-negotiated transactions. The Company’s current $200 million repurchase authorization will continue in effect through June 30, 2014, and, through May 15, 2014, no common shares have been purchased by the Company under this current program. If shares are purchased pursuant to the current or new program, the Company will use its available cash and/or borrowings under its revolving credit facility or other borrowings to fund any share repurchases. The Company will continue to evaluate share repurchase opportunities relative to other investment opportunities and in the context of current conditions in the credit and capital markets.

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

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